Exhibit 99.1

Steel Connect Reports Second Quarter Fiscal 2022 Financial Results

Second Quarter Fiscal 2022 Results

•Net revenue totaled $120.6 million, as compared to $156.0 million in the same period in the prior year
•Net loss was $23.0 million, as compared to a net loss of $2.2 million in the same period in the prior year
•Net loss attributable to common stockholders was $23.5 million, as compared to a net loss of $2.7 million in the same period in the prior year
•Adjusted EBITDA* was $1.0 million, as compared to $21.2 million in the same period in the prior year
•Net cash used in operating activities was $12.7 million
•Free Cash Flow* totaled $(16.2) million
•Total debt, net of unamortized discounts and issuance costs, was $371.1 million; Net Debt* totaled $311.6 million

Six-Month Fiscal Year-to-Date Financial Results

•Net revenue totaled $246.1 million, as compared to $326.0 million in the same period in the prior year
•Net loss was $42.5 million, as compared to a net loss of $5.7 million in the same period in the prior year
•Net loss attributable to common stockholders was $43.5 million, as compared to a net loss of $6.8 million in the same period in the prior year
•Adjusted EBITDA* was $4.8 million, as compared to $43.7 million in the same period in the prior year
•Net cash used in operating activities was $23.2 million
•Free Cash Flow* totaled $(31.3) million

SMYRNA, TN (March 17, 2022) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its second quarter ended January 31, 2022.

"Despite the progress that was being made to improve the IWCO Direct business, Steel Connect was unable to identify alternatives to refinance the IWCO Direct debt and given the magnitude of the debt relative to IWCO Direct's performance, the board of directors determined it was in the best interests of the shareholders to dispose of IWCO to the Cerberus-led investment group. With the elimination of IWCO Direct's $361 million of debt, we have positive working capital and a stronger balance sheet    ,” said Interim Chief Executive Officer and Executive Chairman Warren Lichtenstein. “At ModusLink, we continue to feel the negative effects of the global semiconductor shortage; however, we remain focused on containing costs while driving growth with our current and new customers."

Disposition of IWCO Direct

On February 25, 2022, the Company announced the full disposition of IWCO Direct Holdings, Inc. ("IWCO Direct"), a wholly-owned subsidiary, to an investor group led by affiliates of Cerberus Capital Management, L.P., IWCO’s senior secured lender (the "IWCO Direct Disposal"). The Company received no cash consideration for the disposition and, following the disposition, will have no net debt associated with IWCO Direct. The Company deconsolidated IWCO Direct as of February 25, 2022 as it no longer held a controlling financial interest as of that date. For more information, see the current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2022. The historical results of IWCO Direct are included in the financial statements for the three and six months ended January 31, 2022 and 2021, and will be presented as a discontinued operation in future reporting periods. ModusLink Corporation is unaffected by the disposition of IWCO Direct.

Steel Holdings Expression of Interest

The Company's acquisition special committee, comprised of independent directors, continues to evaluate the proposed transaction contemplated in the expression of interest from Steel Partners Holdings L.P., ("Steel Holdings") to acquire all of the outstanding shares of the Company's common stock not already owned by Steel Holdings or its affiliates.

	Three Months Ended January 31,		Six Months Ended January 31,
	2022	2021	2022	2021
	(in thousands)
Net revenue	$120,638	$156,047	$246,051	$325,981
Net loss	(22,977)	(2,196)	(42,471)	(5,747)
Net loss attributable to common stockholders	(23,514)	(2,726)	(43,545)	(6,814)
Adjusted EBITDA*	967	21,211	4,759	43,747
Adjusted EBITDA margin*	0.8%	13.6%	1.9%	13.4%
Net cash (used in) provided by operating activities	(12,744)	(20,541)	(23,169)	5,186
Additions to property and equipment	3,410	1,101	8,152	2,160
Free cash flow*	(16,154)	(21,642)	(31,321)	3,026

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the Second Quarter and Six Months Ended January 31, 2022 and 2021

	Three Months Ended January 31,			Six Months Ended January 31,
	2022	2021	Fav (Unfav)	2022	2021	Fav (Unfav)
	(unaudited, $ in thousands)
Net revenue:
Direct Marketing	$66,316	$91,155	(27.2)%	$147,375	$196,863	(25.1)%
Supply Chain	54,322	64,892	16.3%	98,676	129,118	23.6%
Total net revenue	120,638	156,047	(22.7)%	246,051	325,981	(24.5)%
Cost of revenue	107,038	120,197	10.9%	217,171	249,663	13.0%
Gross profit margin	11.3%	23.0%		11.7%	23.4%
Selling, general and administrative	23,908	21,810	(9.6)%	45,913	48,668	5.7%
Amortization of intangible assets	3,903	5,359	27.2%	8,085	11,894	32.0%
Interest expense	7,980	7,825	(2.0)%	15,775	15,648	(0.8)%
All other expense, net	63	2,161	97.1%	540	4,160	87.0%
Total costs and expenses	35,854	37,155	3.5%	70,313	80,370	12.5%
Loss before income taxes	(22,254)	(1,305)	(1,605.3)%	(41,433)	(4,052)	(922.5)%
Income tax expense	723	891	18.9%	1,038	1,695	38.8%
Net loss	$(22,977)	$(2,196)	(946.3)%	$(42,471)	$(5,747)	(639.0)%

Net Revenue

Total net revenue for the second quarter decreased $35.4 million, or 22.7%, as compared to the same period in the prior year. Net revenue for the Direct Marketing segment decreased by approximately $24.8 million primarily due to: (1) approximately $23.1 million of lower sales volume from clients who exited or were planning to exit and (2) approximately $9.3 million for reduced volume from a client in the insurance industry. These decreases were partially offset by approximately $7.6 million of higher sales volume across all other clients. Net revenue for the Supply Chain segment decreased by approximately $10.6 million primarily due to lower volume associated with clients in the computing and consumer electronics markets which have been negatively impacted by global market shortage of semiconductor and other electrical component supplies.

Total net revenue for the six months ended January 31, 2022 decreased $79.9 million, or 24.5%, as compared to the same period in the prior year. Net revenue for the Direct Marketing segment decreased by approximately $49.5 million primarily due to: (1) approximately $41.6 million of lower sales volume from clients who had exited or were planning to exit and (2) approximately $19.4 million for reduced volume from a client in the insurance industry. These decreases were partially offset by approximately $11.5 million of higher sales volume across all other clients. Net revenue for the Supply Chain segment decreased by approximately $30.4 million primarily due to lower volume associated with clients in the computing and consumer electronics markets which have been negatively impacted by global market shortage of semiconductor and other electrical component supplies.

Cost of Revenue

Cost of revenue for the second quarter decreased $13.2 million, or 10.9%, as compared to the same period in the prior year, primarily due to decreased material and labor costs in both segments from lower sales volume, partially offset by restructuring costs in Direct Marketing. Gross margin percentage for the current quarter decreased to 11.3%, as compared to 23.0% in the prior year quarter. The Direct Marketing segment's gross margin percentage decreased by 2050 basis points to 4.1%, as compared to 24.6% for the same period in the prior year, primarily due to restructuring charges and lower sales volume. The Supply Chain segment's gross margin percentage decreased by 60 basis points to 20.1%, as compared to 20.7% for the same period in the prior year, primarily due lower revenues, not completely offset by the decreased materials and labor costs.

Cost of revenue for the six months ended January 31, 2022 decreased $32.5 million, or 13.0%, as compared to the same period in the prior year, primarily due to decreased material and labor costs in both segments, partially offset by restructuring costs in Direct Marketing. Gross margin percentage for the current quarter decreased to 11.7%, as compared to 23.4% in the prior year quarter. The Direct Marketing segment's gross margin percentage decreased by 1800 basis points to 5.8%, as compared to 23.8% for the same period in the prior year, primarily due to: restructuring charges and lower sales volume. The Supply Chain segment's gross margin percentage decreased by 220 basis points to 20.6%, as compared to 22.8% for the same period in the prior year, primarily due to lower revenues, not completely offset by the decreased materials and labor costs.

Selling, General and Administrative

Selling, general and administrative expenses for the second quarter increased $2.1 million, or 9.6%, as compared to the same period in the prior year. Selling, general and administrative expenses for the Direct Marketing segment increased primarily due to an increase in professional fees, employee related costs and restructuring charges. Selling, general and administrative expenses for the Supply Chain segment and Corporate did not change significantly as compared to the same period in the prior.

Selling, general and administrative expenses for the six months ended January 31, 2022 decreased $2.8 million, or 5.7%, as compared to the same period in the prior year. Selling, general and administrative expenses for the Direct Marketing segment increased primarily due to an increase in professional fees, employee related expenses and restructuring charges. Selling, general and administrative expenses for the Supply Chain segment decreased primarily due to a decrease in restructuring and professional expenses that were incurred in the prior year period. Corporate-level activity decreased primarily due to a decrease in professional fees and employee related costs.

Amortization of Intangible Assets

Amortization of intangibles assets for the second quarter decreased $1.5 million, or 27.2%, as compared to the same period in the prior year. Amortization of intangibles assets for the six months ended January 31, 2022 decreased $3.8 million, or 32.0%, as compared to the same period in the prior year. Decreases in both periods were primarily due to trademarks and tradenames being fully amortized during the prior year.

Interest Expense

Total interest expense during the three and six months ended January 31, 2022 did not change significantly as compared to the same period in the prior year.

All Other Expenses, Net

All other expenses, net are primarily composed of foreign exchange gains and losses. The Company recorded $0.3 million and $2.1 million of foreign exchange losses during the three months ended January 31, 2022 and 2021, respectively. The Company recorded $0.8 million and $3.8 million of foreign exchange losses during the six months ended January 31, 2022 and 2021, respectively.

Income Tax Expense

Income tax expense for the second quarter decreased $0.2 million, 18.9%, as compared to the same period in the prior year. Income tax expense for the six months decreased $0.7 million, 38.8%, as compared to the same period in the prior year. The decrease in income tax expense is primarily due to lower taxable income in foreign jurisdictions, as compared to the prior year.

Net Loss

Net loss for the second quarter increased $20.8 million, as compared to the same period in the prior year. The increase in net loss is primarily due to the decrease in net revenue of $35.4 million, not fully offset by the decrease in cost of revenue of $13.2 million and decrease in other non-operating expenses of $1.9 million.

Net loss for the six months increased $36.7 million, as compared to the same period in the prior year. The increase in net loss is primarily due to the decrease in net revenue of $79.9 million and decrease in operating expenses of $6.6 million, not fully offset by the decrease in cost of revenue of $32.5 million and decrease in other non-operating expenses of $3.5 million.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the second quarter totaled $3.4 million, or 2.8% of net revenue, as compared to $1.1 million, or 0.7% of net revenue, for the same period in the prior year. Capital expenditures for the six months totaled $8.2 million, or 3.3% of net revenue, as compared to $2.2 million, or 0.7% of net revenue, for the same period in the prior year. The increase was primarily due to reduced capital spending in the prior year as the result of the COVID-19 pandemic.

Adjusted EBITDA

Adjusted EBITDA decreased $20.2 million, or 95.4%, for the second quarter as compared to the same period in the prior year, primarily due to reduced gross profit and an increase in certain operating expenses. Adjusted EBITDA decreased $39.0 million, or 89.1%, for the six months as compared to the same period in the prior year, primarily due to reduced gross profit, offset partially by a reduction in certain operating expenses.

Liquidity and Capital Resources

As of January 31, 2022, the Company had cash and cash equivalents of $64.6 million. As of January 31, 2022, ModusLink had readily available borrowing capacities of $9.2 million under its MidCap credit facility.

As of January 31, 2022, total debt outstanding, net of unamortized discounts and issuance costs, was $371.1 million, which was comprised of a $361.3 million term loan due December 15, 2022 and $14.9 million outstanding on the 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs. As a result of the IWCO Disposal, the Company will not have any debt outstanding under of the $361.3 million term loan.

On March 16, 2022, ModusLink entered into a new credit agreement with Umpqua Bank (the “Umpqua Revolver”) and concurrently provided a notice of termination of its existing MidCap revolving credit and security agreement to its lender, MidCap Financial Trust. The MidCap credit facility was set to expire on December 31, 2022. The Umpqua Revolver provides for a maximum credit commitment of $12.5 million with a sublimit of $5.0 million for letters of credit and expires on March 16, 2024.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management markets.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	January 31, 2022	July 31, 2021
	(unaudited)
Assets:
Cash and cash equivalents	$64,646	$96,931
Accounts receivable, trade, net	68,971	69,805
Inventories, net	19,428	16,228
Funds held for clients	5,635	8,212
Prepaid expenses and other current assets	19,901	22,222
Total current assets	178,581	213,398
Property and equipment, net	48,964	58,862
Goodwill	231,470	231,470
Other intangible assets, net	106,920	115,005
Operating lease right-of-use assets	50,385	50,836
Other assets	6,364	6,810
Total assets	$622,684	$676,381

Liabilities:
Accounts payable	$57,330	$55,517
Accrued expenses	104,876	106,871
Funds held for clients	5,635	8,212
Current portion of long-term debt	360,996	5,602
Current lease obligations	12,878	13,690
Other current liabilities	25,594	28,101
Total current liabilities	567,309	217,993
Convertible note payable	10,143	9,343
Long-term debt, excluding current portion	—	358,189
Long-term lease obligations	39,149	38,927
Other long-term liabilities	7,643	10,537
Total liabilities	624,244	634,989

Contingently redeemable preferred stock	35,180	35,180

Total stockholders' (deficit) equity	(36,740)	6,212

Total liabilities, contingently redeemable preferred stock and stockholders' (deficit) equity	$622,684	$676,381

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2022	2021	Fav (Unfav)	2022	2021	Fav (Unfav)
Net revenue:
Direct Marketing	$66,316	$91,155	(27.2)%	$147,375	$196,863	(25.1)%
Supply Chain	54,322	64,892	(16.3)%	98,676	129,118	(23.6)%
Total net revenue	120,638	156,047	(22.7)%	246,051	325,981	(24.5)%
Cost of revenue	107,038	120,197	10.9%	217,171	249,663	13.0%
Gross profit	13,600	35,850	(62.1)%	28,880	76,318	(62.2)%
Gross profit margin	11.3%	23.0%		11.7%	23.4%
Operating expenses:
Selling, general and administrative	23,908	21,810	(9.6)%	45,913	48,668	5.7%
Amortization of intangible assets	3,903	5,359	27.2%	8,085	11,894	32.0%
Total operating expenses	27,811	27,169	(2.4)%	53,998	60,562	10.8%
Operating (loss) income	(14,211)	8,681	(263.7)%	(25,118)	15,756	(259.4)%
Total other expense	(8,043)	(9,986)	19.5%	(16,315)	(19,808)	17.6%
Loss before income taxes	(22,254)	(1,305)	(1,605.3)%	(41,433)	(4,052)	922.5%
Income tax expense	723	891	18.9%	1,038	1,695	38.8%
Net loss	(22,977)	(2,196)	(946.3)%	(42,471)	(5,747)	639.0%
Less: Preferred dividends on redeemable preferred stock	(537)	(530)	(1.3)%	(1,074)	(1,067)	(0.7)%
Net loss attributable to common stockholders	$(23,514)	$(2,726)	(762.6)%	$(43,545)	$(6,814)	539.1%

Basic and diluted net loss per share attributable to common stockholders	$(0.39)	$(0.04)		$(0.73)	$(0.11)
Weighted average common shares used in basic and diluted loss per share	59,748	62,028		60,027	61,961

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended January 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(42,471)	$(5,747)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation	16,340	11,117
Amortization of intangible assets	8,085	11,894
Amortization of deferred financing costs	273	260
Accretion of debt discount	800	605
Impairment of long-lived assets	70	—
Share-based compensation	408	346
Non-cash lease expense	7,015	7,158
Other losses, net	186	5,795
Changes in operating assets and liabilities:
Accounts receivable, net	1,268	7,143
Inventories, net	(3,380)	1,658
Prepaid expenses and other current assets	2,319	(4,195)
Accounts payable and accrued expenses	1,240	(15,756)
Refundable and accrued income taxes, net	(519)	225
Other assets and liabilities	(14,803)	(15,317)
Net cash (used in) provided by operating activities	(23,169)	5,186
Cash flows from investing activities:
Additions of property and equipment	(8,152)	(2,160)
Proceeds from the disposition of property and equipment	963	—
Net cash used in investing activities	(7,189)	(2,160)
Cash flows from financing activities:
Long-term debt repayments	(3,000)	(3,000)
Preferred dividend payments	(1,073)	(1,067)
Repayments on capital lease obligations	(36)	(35)
Proceeds from issuance of common stock	—	4
Net cash used in financing activities	(4,109)	(4,098)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	(395)	683
Net decrease in cash, cash equivalents and restricted cash	(34,862)	(389)
Cash, cash equivalents and restricted cash, beginning of period	105,143	94,642
Cash, cash equivalents and restricted cash, end of period	$70,281	$94,253

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2022	2021	2022	2021
Net revenue:
Direct Marketing	$66,316	$91,155	$147,375	$196,863
Supply Chain	54,322	64,892	98,676	129,118
	$120,638	$156,047	$246,051	$325,981
Operating (loss) income:
Direct Marketing	$(14,262)	$5,769	$(25,740)	$10,706
Supply Chain	2,374	4,957	4,347	10,108
Total segment operating (loss) income	(11,888)	10,726	(21,393)	20,814
Corporate-level activity	(2,323)	(2,045)	(3,725)	(5,058)
Total operating (loss) income	(14,211)	8,681	(25,118)	15,756
Total other expense	(8,043)	(9,986)	(16,315)	(19,808)
Loss before income taxes	$(22,254)	$(1,305)	$(41,433)	$(4,052)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended January 31,		Six Months Ended January 31,
	2022	2021	2022	2021
Net loss	$(22,977)	$(2,196)	$(42,471)	$(5,747)

Interest income	(2)	—	(6)	(20)
Interest expense	7,980	7,825	15,775	15,648
Income tax expense	723	891	1,038	1,695
Depreciation	7,733	5,337	16,340	11,117
Amortization of intangible assets	3,903	5,359	8,085	11,894
EBITDA	(2,640)	17,216	(1,239)	34,587

Strategic consulting and other related professional fees	213	102	322	165
Executive severance and employee retention	356	—	356	—
Restructuring and restructuring-related expense	2,228	37	4,584	1,218
Share-based compensation	217	158	408	346
Loss on sale of long-lived assets	1	37	20	40
Unrealized foreign exchange losses, net	(363)	2,712	(804)	4,773
Other non-cash (gains) losses, net	(56)	(314)	(33)	(10)
Adjustments related to certain tax liabilities	1,011	1,263	1,145	2,628
Adjusted EBITDA	$967	$21,211	$4,759	$43,747

Net revenue	$120,638	$156,047	$246,051	$325,981
Adjusted EBITDA margin	0.8%	13.6%	1.9%	13.4%

Free Cash Flow Reconciliation:

	Three Months Ended January 31,		Six Months Ended January 31,
	2022	2021	2022	2021
Net cash (used in) provided by operating activities	$(12,744)	$(20,541)	$(23,169)	$5,186
Additions to property and equipment	(3,410)	(1,101)	(8,152)	(2,160)
Free cash flow	$(16,154)	$(21,642)	$(31,321)	$3,026

Net Debt Reconciliation:

	January 31, 2022	July 31, 2021
Total debt, net	$371,139	$373,134
Unamortized discounts and issuance costs	5,131	6,136
Cash and cash equivalents	(64,646)	(96,931)
Net debt	$311,624	$282,339

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, impairment of goodwill, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, and adjustments related to certain tax liabilities. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements pertaining to, but not limited to, information with respect to a proposed transaction between the Company and Steel Holdings. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: challenges and risks arising from the IWCO Direct Disposal, including our reliance on the Supply Chain segment as our sole business in future periods; changes in our relationships with significant clients; fluctuations in demand for our products and services; our ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises (such as the ongoing COVID-19 pandemic); intense competition in our business segments; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including our operations in Mainland China; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of our technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from members of our board of directors’ interests in Steel Holdings and its affiliates; the Company's ability to negotiate and consummate the proposed transaction with Steel Holdings; and potential adverse effects from changes in interest rates and the phase-out of LIBOR. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Quarterly Report on Form 10-Q filed with the SEC on March 17, 2022. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com